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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )

Check the appropriate box:

☐   Preliminary Information Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒   Definitive Information Statement

Commonwealth Edison Company

(Name of Registrant As Specified In Its Charter)

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notice of 2003

Annual Meeting of Shareholders
and Information Statement

April 30, 2003

To the Shareholders of Commonwealth Edison Company:

We will hold the annual meeting of shareholders of Commonwealth Edison Company on Thursday, May 29, 2003 at 3:00PM (Central Daylight Savings Time) at the offices of Exelon Corporation, 10 South Dearborn Street, Chicago, Illinois 60603.

The purpose of the annual meeting is to consider and take action on the following:

1.	The election of five directors: John W. Rowe, Pamela B. Strobel, Kenneth G. Lawrence, Frank M. Clark, and Robert S. Shapard.
2.	An amendment to the Articles of Incorporation to allow Commonwealth Edison Company to engage in the practice of professional engineering.
3.	Any other business that properly comes before the annual meeting.

Shareholders of record as of the close of business on May 12, 2003 can vote at the annual meeting.

Because of security requirements, we must know in advance if you plan to attend the meeting. Please write to Mr. Tom Boin, Exelon Corporate Secretary’s Office, P.O. Box 805398, Chicago, Illinois 60680-5398 for admission tickets. You will also be required to show a photo ID to enter the meeting. Please note that cameras and other recording devices will not be allowed in the meeting, and that all bags and parcels will be subject to search.

Very truly yours,

/s/ Katherine K. Combs

Katherine K. Combs

Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE NOT REQUESTED TO SEND US A PROXY

This Information Statement is being sent to you in connection with the annual meeting of shareholders of Commonwealth Edison (“ComEd” or the “Company”) to be held at the offices of Exelon Corporation on Thursday, May 29, 2003 at 3:00 (Central Daylight Savings Time). An admission ticket and photo ID will be required to for admission to the meeting.

On October 20, 2000, (the “Merger Date”), Unicom Corporation and PECO Energy Company merged to become Exelon Corporation (“Exelon”). Pursuant to this merger, ComEd became a subsidiary of Exelon. As of March 31, 2003, ComEd had outstanding 127,016,427 shares of common stock, $12.50 par value. Exelon beneficially owns 127,002,904 shares or approximately 99.9% of the outstanding shares, and intends to vote its shares of common stock FOR the election of the nominees for director named under the “Election of Directors” below and FOR the amendment to the Articles of Incorporation and Bylaws. Consequently, the election of these directors and the amendment to the Articles and Bylaws is expected to be approved.

This Information Statement and the combined Annual Report on Form 10-K for the year ended December 31, 2002 for ComEd, Exelon and PECO Energy Company (“PECO”) are being mailed to shareholders on or about May 14, 2003.

INFORMATION STATEMENT WE ARE NOT ASKING FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY
Directors
ComEd Board Facts
Beneficial Ownership
Exelon Board Committees
Report of the Exelon Compensation Committee
Exelon Stock Performance Graph
Executive Compensation
Summary Compensation Table
Option Grants in 2002
Option Exercises & Year End Value
Retirement Plans
Employment Agreements
Report of the Exelon Audit Committee
Other information

Election of ComEd Directors	2
ComEd Board Compensation	3
Attendance at Meetings	3
ComEd Board Committees	3
Amendment of ComEd Articles and Bylaws	3
Beneficial Ownership	4
Exelon Board Committees	6
Report of the Exelon Compensation Committee	9
Exelon Stock Performance Graph	13
Executive Compensation	14
Summary Compensation Table	14
Option Grants in 2002	16
Option Exercises & Year End Value	17
Retirement Plans	18
Employment Agreements	20
Report of the Exelon Audit Committee	25
Other information	27

Directors

Election of Directors	Five directors will be elected at the annual meeting to serve a term of one year and until their respective successors have been elected. The nominees for director are listed below with certain biographical information. Except as otherwise indicated, each director has engaged in his or her principal occupation for at least the past five years.

John W. Rowe	Mr. Rowe, age 57. Chairman and CEO of Exelon Corporation since April 23, 2002; President and Co-CEO since October 20, 2000. Class II director. Former Chairman, President and CEO of Unicom Corporation and Commonwealth Edison Company. Former President and CEO of the New England Electric System. Other directorships: UnumProvident Corporation and The Northern Trust. Director of FleetBoston Financial Corporation until February 2002.

Pamela B. Strobel	Ms. Strobel, age 50. Executive vice president of Exelon Corporation since October 2000, and Chair and CEO of Exelon Energy Delivery Company since October 2001. Former executive vice president of Unicom Corporation and ComEd. Other directorships: IMC Global, Inc. and SABRE Holdings Corporation.

Kenneth G. Lawrence	Mr. Lawrence, age 55. Senior vice president of Exelon Corporation. President and COO of Exelon Energy Delivery Company since October 20, 2001. President of PECO Energy Company since 1997.

Frank M. Clark	Mr. Clark, age 57. Senior vice president of Exelon Corporation. President of ComEd since October 2001. Previously senior vice president, distribution, customer and market services and external affairs of ComEd. Other directorship: Waste Management, Inc.

Robert S. Shapard	Mr.; Shapard, age 47. Executive vice president and chief financial officer of Exelon Corporation since October 21, 2002. Previously. executive vice president and CFO of Covanta Energy Corporation during 2002. For 2000 through 2001, executive vice president and CFO of Ultramar Diamond Shamrock. Prior to that, chief executive officer of TXU Australia, LTD, a wholly owned subsidiary of TXU Corporation.

ComEd Board Facts

Board Compensation	Since the Merger Date, the board of directors of ComEd has been comprised solely of employees of ComEd, Exelon Corporation, or its subsidiaries. These individuals receive no additional compensation for serving as directors of ComEd.

Attendance at Meetings	During 2002, ComEd’s board of directors did not hold any scheduled meetings. Corporate actions were taken by unanimous written consent of the directors.

Board Committees	Prior to the Merger Date, the ComEd board of directors had the following standing committees: Audit and Compliance, Compensation, Governance and Nominating, and Nuclear Oversight.

After the Merger Date, similar committees of the Exelon board of directors assumed the functions performed by these committees. The ComEd board no longer has any standing committees. The description and membership of the Exelon board committees is included below.

Amendment of ComEd’s Articles of Incorporation and Bylaws	The board of directors of ComEd proposes to amend the Articles of Incorporation and the Company’s Bylaws to add the practice of Professional Engineering to the purposes for which ComEd is organized.

Article 3 of ComEd’s Articles of Incorporation, as proposed to be amended and restated, will be as follows:

ARTICLE THREE: The purposes for which the Company is organized are: To manufacture, generate, produce, purchase or otherwise acquire, exchange, distribute and sell electricity and gas for lighting, power, heating, fuel and any and all other purposes; to purchase or otherwise acquire, distribute and sell water for any and all purposes; to produce, distribute and sell steam or hot water for heating or other purposes; to purchase, sell and otherwise dispose of and deal in apparatus, appliances, commodities, goods, wares and merchandise necessary or convenient for such purposes or any of them; to acquire, construct, install, own, manage, maintain and operate plants, buildings, structures, works, mains, pipes, wires, conduits, conductors, apparatus and any and all other property necessary or convenient for or incidental to such purposes or any of them; to acquire, own, use, convey, and otherwise dispose of and deal in real property or any interest therein; and to engage in the practice of Professional Engineering; provided that the managing agent in charge of the engineering activities in the State of Illinois is a registered professional engineer, licensed pursuant to the Illinois Professional Engineering Act.

Beneficial Ownership

As of March 31, 2003, ComEd had outstanding 127,016,427 shares of common stock, par value $12.50 per share. Exelon beneficially owns 127,002,904 shares or approximately 99.9% of the outstanding shares. No other person is known to ComEd to be the beneficial owner of more than 5% of ComEd’s common stock. None of the nominees for director or any of the executive officers of ComEd own any ComEd common stock.

The following table shows the ownership of Exelon Corporation common stock as of December 31, 2002 by (i) any person or entity that has publicly disclosed ownership of more than 5% of Exelon’s outstanding stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Beneficial Ownership Table

		Beneficially	Shares that may	Deferred or	Total
		owned shares	be acquired	phantom shares	shares
Name		See Note (a)	See Note (b)	See Note (c)

Wellington Management Company, LLP		26,698,182			26,698,182
See Note (d)

Edward A. Brennan	Director	3,969		6,253	10,222
Carlos H. Cantu	Director	3,119		2,210	5,329
M. Walter D’Alessio	Director	6,069		12,395	18,464
Nicholas DeBenedictis	Director	—		707	707
Bruce DeMars	Director	4,276		2,604	6,880
G. Fred DiBona, Jr.	Director	950		5,625	6,575
Sue L. Gin	Director	12,907		4,669	17,576
Richard H. Glanton	Director	100		7,779	7,879
Rosemarie B. Greco	Director	1,000		6,736	7,736
Edgar D. Jannotta	Director	6,620		9,718	16,338
John M. Palms, Ph.D.	Director	1,217		9,923	11,140
John W. Rogers, Jr.	Director	3,687		4,628	8,315
Ronald Rubin	Director	7,363		12,594	19,956
Richard L. Thomas	Director	10,587		8,060	18,647
John W. Rowe	Director & Officer	641,350	455,533	79,149	1,176,032
Corbin A. McNeill, Jr.	See Note (e)	1,350,060	0	43,485	1,393,545
Pamela B. Strobel	Officer	172,087	69,667	18,433	260,187
Kenneth G. Lawrence	Officer	174,828	51,000	9,768	235,596
Frank M. Clark	Officer	73,371	44,333	9,799	127,503
Ruth Ann M. Gillis	Officer	130,276	44,333	17,657	192,266
Gregory Dudkin	Officer	44,909	14,000	8,123	67,032

Total Directors & Executive Officers as a group (33) See Note (f)		3,813,920	1,204,327	388,386	5,406,634

Notes to Beneficial Ownership Table

(a)	The shares listed as “beneficially owned shares” include non-qualified stock options that are exercisable within 60 days of December 31, 2002.

(b)	The shares listed as “Shares that may be acquired” include shares of Exelon Corporation common stock that can be acquired upon the exercise of non-qualified stock options granted under Exelon Corporation plans that are not exercisable within 60 days of December 31, 2002.

(c)	The shares listed as “deferred or phantom shares” include shares not considered to be “beneficially owned” under rules of the Securities and Exchange Commission because they are held in various Exelon Corporation plans.

(d)	In a Form 13G filed with the SEC on February 14, 2003, an investment adviser, Wellington Management Company, LLP, 75 State Street, Boston, MA 02109, disclosed that as of December 31, 2002, it was the beneficial owner of 26,698,182 Exelon shares, or approximately 8.27% of Exelon’s issued and outstanding common shares. Wellington disclosed that it shared voting power as to 15,920,756 shares and shared dispositive power as to 26,698,182 shares.

(e)	Corbin A. McNeill, Jr., is the former chairman and former Co-CEO. His share totals are reported as the date of his resignation: April 23, 2002.

(f)	Beneficial ownership of directors and executive officers as a group represents approximately 1.2% of the outstanding shares of Exelon Corporation common stock.

Exelon Board Committees

The Board of Directors Met 12 times in 2002	The board of directors of Exelon Corporation consists of 15 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting.

A substantial majority of the directors are “independent” as defined by the New York Stock Exchange Corporate Accountability and Listing Standards Committee. In addition, the audit, compensation, and governance committees are composed exclusively of independent directors.

The board of directors approved the charter for each committee. Each committee reviews its own charter and conducts an assessment of its own performance. The corporate governance committee reviews the individual committee assessments and evaluates the performance of the full board, and presents the findings to the full Board.

Each director attended at least 90% of the meetings of the board and the committees of which he or she was a member.

Audit Carlos H. Cantu, Chair Nicholas DeBenedictis Sue L. Gin John M. Palms, Ph.D. Met 11 times in 2002	The Audit Committee reviews financial reporting and accounting practices and internal control functions. The committee also reviews and makes recommendations to the full board regarding risk management policy and risk limits, officers’ and directors’ expenses, compliance with appropriate policies and the Company’s code of business conduct, and environmental, legal and regulatory compliance matters. This committee has sole power over the selection and compensation of the independent accountants and approves the scope of the annual audits by the independent accountants and internal auditors. All members of the committee are independent directors. The committee meets outside the presence of management for portions of its meetings with both the independent accountants and the internal auditors.

Compensation Edward A. Brennan, Chair Rosemarie B. Greco Ronald Rubin Richard L. Thomas Met 7 times in 2002	The Compensation Committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The committee makes recommendations to the full board for approval of compensation for the positions of chairman, chief executive officer, president and executive vice president. The committee also oversees executive and management development programs and reviews succession planning and related leadership continuity matters. When appropriate, the committee uses the services of an independent compensation consultant who reports directly to the committee. All members of the committee are independent directors.

Corporate Governance M. Walter D’Alessio, Chair G. Fred DiBona, Jr. Edgar D. Jannotta John W. Rogers, Jr. Met 5 times in 2002	The Corporate Governance Committee reviews and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee monitors corporate governance trends and makes recommendations to the Board regarding the Corporate Governance Principles. The committee coordinates the annual evaluations of the performance of each committee and the board as a whole. The committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The committee coordinates the nominating process for directors. The committee coordinates the board’s role in establishing performance criteria for the CEO and evaluating the CEO’s performance, and also monitors succession planning and executive leadership development. The committee also oversees the directors’ orientation and continuing education program and the Company’s efforts to promote diversity among its directors, officers, employees and contractors. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation. All members of the committee are independent directors.

Executive John W. Rowe, Chair M. Walter D’Alessio G. Fred DiBona, Jr. Edgar D. Jannotta Richard L. Thomas Met 1 time in 2002	The Executive Committee acts on behalf of the full board when the board is not in session. The committee also annually reviews the performance of the management and investment of assets in the Company’s service annuity fund, nuclear decommissioning trust funds, and post-retirement funds. The committee also reviews and makes recommendations to the full board about significant financial matters.

Genco Oversight John M. Palms, Ph.D., Chair Edward A. Brennan Bruce DeMars Richard H. Glanton Met 5 times in 2002	The Genco Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by the Company, or its subsidiaries, including those in which the Company has significant equity or operational interests. The committee also assists the full board in fulfilling its fiduciary responsibilities towards facilities in which the Company has non-operational or minority ownership interests. The committee reviews potential acquisitions and divestitures, major investments and changes in strategy regarding the generating facilities and power marketing activities. The committee oversees the power marketing activities of the Power Team, reviews and makes recommendations to the full board on power trading risk management strategy and performance and the hedged condition of the generation portfolio. The committee also reviews the budget and business plans of Exelon Generation Company and monitors its operating and financial performance.

Energy Delivery Oversight Rosemarie B. Greco, Chair Nicholas DeBenedictis Bruce DeMars John W. Rogers, Jr. Met 5 times in 2002	The Energy Delivery Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy and related differentiated products and services to consumers. The committee reviews the regulatory and public policy strategies and practices of the Energy Delivery business and its relations with regulators, public officials, consumers and other stakeholders. The committee also reviews the budget and business plans of Exelon Energy Delivery Company and monitors its operating and financial performance.

Enterprises Oversight Sue L. Gin, Chair Carlos H. Cantu Richard H. Glanton Ronald Rubin Met 6 times in 2002	The Enterprises Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the performance of its unregulated businesses. The committee reviews any significant investments, acquisitions, divestitures, major initiatives or changes in the Enterprises strategy. The committee also reviews the Enterprises budget and business plans and monitors the Enterprises business, operating and financial performance. The committee reviews the Enterprises risk management strategy, policies and procedures.

Report of the Exelon Compensation Committee

What is our compensation philosophy?	Exelon’s executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. In 2002, Exelon continued to reward executives on the basis of compensation that is competitive with high performing energy services companies and general industry firms. This philosophy reflects a commitment to attracting executives from competitive businesses and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

The Compensation Committee (the “Committee”), composed of non-employee directors, is responsible for administering executive compensation programs, policies and practices. Exelon’s executive compensation program comprises three elements:

• Base salary;

• Annual incentives; and

• Long-term incentives.

These components balance short-term and longer range business objectives and align executive financial rewards with those of Exelon’s shareholders.

What factors do we consider in determining overall compensation?	The Committee commissioned a study of compensation programs in the fall of 2002. This analysis was conducted by a leading external management compensation consulting firm and included an assessment of business plans, strategic goals and competitive compensation levels compared with the external market.

Exelon’s total compensation levels were found to be generally competitive. The study results indicated that the mix of compensation components (i.e., salary, annual and long-term incentives) is effectively aligned with the competitive market. Exelon’s pay-for-performance philosophy places an emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below market pay.

How do we determine base salary?	Base salaries for Exelon’s executives are determined based on individual performance with reference to the salaries of executives in similar positions in general industry, and where appropriate, the energy services sector. Base salary is intended to be competitive with comparable markets to attract and retain key executives. Executive salaries are targeted to approximate the median (50th percentile) salary levels of the companies identified and surveyed.

Mr. Rowe’s and Mr. McNeill’s 2002 Base Salary: The Committee determined Mr. Rowe’s and Mr. McNeill’s base salaries for serving as the Co-Chief Executive Officers by considering:

• a review of competitive data and estimated competitive levels of base pay, which were provided by external consulting firms

• performance achieved against financial and operational goals, and

• the implementation of Exelon’s strategic plans.

Their annualized base salaries were increased to $1,115,000 effective March 1, 2002.

Other Named Executives’ 2002 Base Salary: The base salaries of the other named executive officers listed in the Summary Compensation Table were determined based upon individual performance and by considering comparable compensation data from the industry surveys referred to above.

Corbin McNeill’s separation agreement	The Board of Directors approved a Separation Agreement for Corbin A. McNeill, Jr. in April 2002. The benefits and obligations under this agreement are described under the heading “Separation Agreement with Corbin A. McNeill, Jr.” Payments are reflected in the Summary Compensation Table of the Proxy.

How are 2002 Annual Incentives determined?	Exelon establishes corporate and business unit measures each year which are based on factors necessary to achieve strategic business objectives. These measures are incorporated into financial, customer and internal indicators designed to measure corporate and business unit performance.

The annual incentive awards paid to Exelon executives for 2002 were determined in accordance with the Exelon Corporation incentive programs. Annual incentives were paid to executives based on a combination of the achievement of pre-determined corporate and business unit-specific measures and individual performance. The incentive plan was designed to tie executive annual incentives to the achievement of key goals of Exelon Corporation, as applicable, and the executive’s particular business unit.

For 2002, Mr. Rowe’s annual incentive payouts were determined using the following corporate performance measures:

• Earnings Per Share

• Customer Focus Index

• Employee Commitment Index

2002 Annual Incentive Award: In evaluating Mr. Rowe’s performance, the Committee considered the overall performance of Exelon Corporation against the measures that were achieved under the applicable incentive program. The committee also considered the leadership demonstrated in positioning Exelon for the future.

Mr. Rowe’s award, approved by the Board of Directors, was $1,550,000. Mr. McNeill received $1,500,300 in accordance with his separation agreement.

Other Named Executive Officers’ 2002 Annual Incentives: The final 2002 incentive plan payouts as approved by the Committee for the other named executive officers listed in the Summary Compensation Table were determined in accordance with the applicable incentive programs and each individual’s performance.

How Is Compensation Used To Focus Management In Long-Term Value Creation?	Exelon established a long-term incentive program that includes a combination of non-qualified stock options (75%) and performance shares (25%). Exelon granted long-term incentives in the form of stock options to key management employees, including the named executive officers, effective January 28, 2002. The purpose of stock options is to align compensation directly to increases in shareholder value. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. Options typically vest over a three-year period and have a term of ten years.

Stock Option Awards: Mr. Rowe and Mr. McNeill received grants of 200,000 non-qualified stock options on January 28, 2002. Other senior executives and other executives received grants on January 28, 2002 to motivate executives to achieve stock appreciation in support of shareholder value.

Exelon Performance Share Awards: Long-term incentives were awarded in the form of restricted stock to retain key executives engaged in positioning Exelon Corporation. Awards were determined based upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. Depending on Exelon Corporation’s performance each year, the Committee could award performance shares with prohibitions on sale or transfer until the restrictions lapse.

Performance shares are paid in Exelon stock: 33% vest upon award date, 33% after the second year and 34% after the third year.

The 2002 Long Term Performance Share Program was based on Total Shareholder Return (TSR) comparing Exelon to companies listed on the Dow Jones Utility Index using a three-year TSR compounded monthly. The other component in determining the award was an assessment by the compensation committee on strategic goals in two areas: growth and portfolio management.

The Board of Directors approved Mr. Rowe’s Performance Share Award of 38,500 shares. The Board of Directors also approved Mr. McNeill’s Performance Share Award of 27,500; relating to the target grant for each of the calendar years 2002 and 2003 as part of his separation agreement. All other executives named also received Performance Share Awards.

Can We Deduct Executive Compensation Under Section 162(m) of The Internal Revenue Code?	Under Section 162(m) of the Internal Revenue Code (“Code”), executive compensation in excess of $1 million paid to a chief executive officer or other person among the four highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, “qualified performance- based compensation” which is paid pursuant to a plan meeting certain requirements of the Code and applicable regulations remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs. However, in order to provide executives with appropriate incentives, the Committee may also determine, in light of all applicable circumstances, that it would be in the best interests of Exelon for awards to be paid under certain of its incentive compensation programs or otherwise in a manner that would not satisfy the requirements to qualify as performance-based compensation under Code Section 162(m). For 2002, the Committee approved an annual incentive award plan design that provided for the final awards paid to named executive officers to be adjusted based on their individual contribution to the Company’s financial and operational results. In approving this approach, the Committee concluded that the benefits of retaining discretion in assessing individual performance outweighed the impact of these incentive payments not qualifying as performance- based compensation under Section 162(m). The portion of incentive compensation that does not qualify as performance-based compensation under Code Section 162(m), and accordingly, to the extent receipt of such compensation is not deferred, the amount of such incentive compensation and salary in excess of $1 million, will not be deductible by Exelon for purposes of corporate federal income taxes. Mr. Rowe has elected to defer 100% of his long-term incentive award payable in 2003.

Exelon Compensation Committee Edward A. Brennan, Chairman Rosemarie B. Greco Ronald Rubin Richard L. Thomas

Exelon Stock Performance Graph

Comparison of Five-Year Cumulative Return

The performance graph below illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in PECO Energy Company common stock that was exchanged for Exelon Corporation common stock in the share exchange on October 20, 2000 as compared with the S&P 500 Stock Index and the S&P Utility Average for the period 1998 through 2002.

This performance chart assumes:

•	$100 invested on December 31, 1997 in PECO Energy Company common stock, in the S&P 500 Stock Index and in the S&P Utility Average.

•	All dividends are reinvested.

•	PECO Energy common stock exchanged for Exelon Corporation common stock on a 1:1 basis on October 20, 2000.

		Value of Investment at December 31,

		1997	1998	1999	2000	2001	2002

Exelon Corporation		$100.00	177.85	151.81	312.69	220.43	251.39
S&P 500	– – –	$100.00	128.52	155.53	141.36	124.63	97.16

S&P Utilities	- - - - - - -	$100.00	114.61	104.19	163.57	113.98	79.85

Executive Compensation

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Restricted	Number			All Other
					Stock	of		Stock	Compen-
Name and		Salary	Bonus	Other(1)	Awards(2)	Options(3)	Cash	Based(4)	sation
Principal Position	Year	($)	($)	($)	($)	#	($)	($)	($)

John W. Rowe	2002	1,104,000	1,550,000	185,121	1,909,985	200,000	0	0	55,200
Chairman, President &	2001	1,050,000	1,500,300	71,369	1,354,104	233,300	0	0	52,729
CEO, Exelon Corp.,	2000	989,423	1,180,269	134,473	0	385,450	1,071,878	1,071,878	60,293
Chairman, Exelon
Energy Delivery, &
Exelon Enterprises

Corbin A. McNeill, Jr.	2002	531,134	0	270,692	0	200,000	0	0	28,978,755	(5)
Former Chairman &	2001	1,050,000	1,500,300	84,987	1,354,104	233,300	0	0	26,573
Co-CEO, Exelon Corp.,	2000	855,830	1,081,472	0	2,803,513	392,500	0	0	3,200
Former Chairman &
President, Exelon
Generation, through
April 23, 2002

Pamela B. Strobel	2002	474,923	470,400	0	520,905	60,000	0	0	23,746
Executive Vice	2001	450,000	500,500	0	378,187	0	0	0	23,605
President, Exelon	2000	377,423	269,824	0	0	122,250	331,618	331,618	19,181
Corp., Vice Chair,
Exelon Energy
Delivery, Chair ComEd
& PECO Energy

Kenneth G. Lawrence	2002	410,000	344,400	0	2,023,070	45,000	0	0	20,500
Senior Vice President,	2001	370,577	378,700	0	243,979		0	0	14,029
Exelon Corp. President	2000	318,923	225,666	0	777,112	81,600	0	0	4,093
and COO, Exelon Energy Delivery, President of PECO Energy Co.

Frank M. Clark	2002	352,500	274,827	0	604,470	35,000	0	0	17,625
Senior Vice President,	2001	310,000	304,000	0	243,979		0	0	15,606
Exelon Corp. President,	2000	253,139	196,183	0	0	86,750	176,9620	176,962	10,733
ComEd

Ruth Ann M. Gillis	2002	346,615	265,360	0	347,270	35,000	0	0	17,331
Senior Vice President,	2001	330,000	221,800	0	243,979	0	0	0	16,620
Exelon Corp.	2000	305,770	216,330	0	0	86,750	0	431,405	13,300

Gregory N. Dudkin	2002	256,000	195,203	131,752	161,629	13,500	0	0	12,800
Executive Vice	2001	210,000	127,855	0	109,970	0	0	0	8,929
President, Operations,	2000	187,348	101,862	0	113,127	20,500	0	0	3,256
ComEd

Notes to Summary Compensation Table

(1)	The amounts shown under in the column labeled “Annual Compensation — Other” includes perquisites and other benefits if the aggregate amount of such benefits exceeds $50,000. For Mr. Rowe, the amount shown for 2002 includes $121,182 for personal use of corporate aircraft, and $27,409 in gross-up payments for taxes. For Mr. McNeill, the amount shown for 2002 includes $203,136 for personal use of corporate aircraft, and $55,825 in legal and financial services. For Mr. Dudkin, the amount shown for 2002 includes $68,347 of moving expenses, $21,000 for a cost of living allowance, and $38,194 of gross-up payments for taxes.

(2)	As of December 31, 2002, the officers named above held the following amounts of restricted shares:

		Dollar Value
	Number of	of Restricted
	Restricted Shares	Shares

John W. Rowe	57,162	$3,016,439
Pamela B. Strobel	15,712	$829,122
Kenneth G. Lawrence	58,018	$3,061,610
Frank M. Clark	15,363	$810,706
Ruth Ann M. Gillis	10,363	$546,856
Gregory N. Dudkin	6,068	$320,201

The number of shares above includes those performance shares which are included in the Summary Compensation Table for 2002 even though they were granted in January of 2003. One-third of the shares awarded vested immediately and one-third vests on each of the second and third anniversaries of the grant date. Mr. Lawrence received an additional grant on January 1, 2002 of 35,000 shares, of which 25,000 vest on the third anniversary of the grant, and the remainder vest on the fifth anniversary of the grant. Mr. Clark received an additional grant of 5,000 shares on July 1, 2002, which vests in its entirety on the third anniversary of the grant date. The value of the restricted shares is based upon the NYSE closing price of December 31, 2002 which was $52.77. Dividends are paid on the restricted shares. Mr. McNeill is not included in the table above since his restricted shares vested upon his retirement on April 23, 2002

(3)	Grants of options to Mr. Rowe and Ms. Strobel received in the year 2000 prior to the merger have been adjusted to reflect the substitution of the right to acquire Exelon common stock in accordance with the merger agreement.

(4)	The amounts shown in the column “Long Term Compensation — Payouts — Stock Based” were either paid in shares of Exelon common stock or were deferred and are deemed to be invested in shares of Exelon common stock. Such deferred shares are fully “at risk” until the end of the deferral period. Mr. Rowe and Ms. Strobel deferred the amounts shown for the year 2000.

(5)	Includes a $7,845,900 severance payment, the value of 55,000 shares of stock ($2,970,000) awarded to Mr. McNeill in lieu of target restricted stock awards for 2002 and 2003, and a $50,000 cash payment in lieu of outplacement services, all pursuant to the terms of Mr. McNeill’s severance agreement, and a $18,094,232 payment of benefits earned by Mr. McNeill under the terms of the PECO Energy Company Supplemental Pension Benefit Plan.

Option Grants in 2002

	Individual Grants

	Number of	Percentage of
	Securities	Total Options			Grant Date
	Underlying	Granted to	Exercise or	Option	Present
	Options Granted	Employees in	Base Price	Expiration	Value
	(#)	2002	($/Share)	Date	($)

John W. Rowe	200,000	5.13%	$46.92	01/27/2012	$2,722,000
Corbin A. McNeill, Jr.	200,000	5.13%	$46.92	01/27/2012	$2,722,000
Pamela B. Strobel	60,000	1.54%	$46.92	01/27/2012	$816,600
Kenneth G. Lawrence	45,000	1.15%	$46.92	01/27/2012	$612,450
Frank M. Clark	35,000	0.90%	$46.92	01/27/2012	$476,350
Ruth Ann M. Gillis	35,000	0.90%	$46.92	01/27/2012	$476,350
Gregory N. Dudkin	13,500	0.35%	$46.92	01/27/2012	$183,735

The “grant date present values” indicated in the Option Grant Table above are an estimate based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price on the date that the options are exercised. There is no certainty that the actual value realized will be at or near the value estimated by the Black-Scholes option pricing model. The assumptions used for the Black-Scholes model are as of the date of the grants, January 27, 2002 and are as follows: Risk-free interest rate: 4.58%; Volatility: 36.89%; Dividend Yield: 3.30%; Time of Exercise: 5 Years.

Option Exercises & Year End Value

	As of Dec. 31, 2002 unless noted

			Number of
			Securities
	Number of Shares	Dollar Value	Underlying		Dollar Value of
	Acquired by	Realized From	Unexercised		In-the-Money
	Exercise	Exercise	Options		Options

John W. Rowe	0	$0	511,317	E	$5,274,832	E
			561,783	U	$1,714,266	U

Corbin A. McNeill, Jr.	0	$0	1,240,800	E	$17,198,726	E
(as of 04/23/2002)			0	U	0	U

Pamela B. Strobel	0	$0	129,000	E	$1,023,471	E
			100,750	U	$503,391	U

Kenneth G. Lawrence	20,000	$577,500	94,400	E	$1,292,473	E
			72,200	U	$359,087	U

Frank M. Clark	20,583	$243,172	42,000	E	$0	E
			63,197	U	$313,609	U

Ruth Ann M. Gillis	0	$0	105,333	E	$1,057,695	E
			63,917	U	$108,859	U

Gregory N. Dudkin	14,000	$475,938	36,167	E	$599,454	E
			20,333	U	$122,079	U

E = Exercisable amount;  U = Unexercisable amount

This table shows the number and value of exercisable (E) and unexercisable (U) stock options for the named executive officers during 2002. The value is determined using the NYSE closing price of Exelon common stock on December 31, 2002, which was $52.77 per share, less the exercise or “strike” price of each stock option grant. For Mr. McNeill, all options were vested upon his retirement. The value shown reflects the NYSE closing price on April 23, 2002. All options whose exercise price exceeds the closing price at the date of valuation are valued at zero.

Retirement Plans

Exelon Retirement Benefits	The following tables show the estimated annual retirement benefits payable on a straight- life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon’s non-contributory retirement plans.

Effective January 1, 2001, Exelon Corporation assumed sponsorship of the Commonwealth Edison Company Service Annuity System and the PECO Energy Company Service Annuity Plan. Effective December 31, 2001, these plans were merged to form the Exelon Corporation Retirement Program, which incorporates the separate benefit formula of each merged plan for employees in business units formerly covered by that merged plan. Effective January 1, 2001, Exelon Corporation also established two cash balance pension plans which cover management employees and electing bargaining unit employees hired on or after such date. The amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

Covered Compensation	Covered compensation includes salary and bonus which is disclosed in the Summary Compensation Table above for the named executive officers. The calculation of retirement benefits under the plans is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the Commonwealth Edison Service Annuity Benefit Formula.

The Internal Revenue Code limits the annual benefits that can be paid from a tax-qualified retirement plan to $170,000 as of January 1, 2001. As permitted by the Employee Retirement Income Security Act of 1974, Exelon sponsored supplemental plans which allow the payment from its general assets of any benefits calculated under provisions of the applicable retirement plan which may be above these limits.

Credited Years of Service	The executive officers who are named in the Summary Compensation Table have the following credited years of service as of December 31, 2002; partial years are not included. For Mr. Rowe, the calculation of their years of service is specified in his employment agreement (included below).

John W. Rowe	24 years
Pamela B. Strobel	19 years
Kenneth G. Lawrence	33 years
Frank M. Clark	36 years
Ruth Ann M. Gillis	5 years
Gregory N. Dudkin	23 years

In addition, as of April 23, 2002, Mr. McNeill had 34 years credited under the qualified and supplemental pension plans.

PECO Energy Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$19,272	$26,407	$33,543	$40,679	$47,815	$54,950	$62,086
200,000	39,772	54,657	69,543	84,429	99,315	114,200	129,086
300,000	60,272	82,907	105,543	128,179	150,815	173,450	196,086
400,000	80,772	111,157	141,543	171,929	202,315	232,700	263,086
500,000	101,272	139,407	177,543	215,679	253,815	291,950	330,086
600,000	121,772	167,657	213,543	259,429	305,315	351,200	397,086
700,000	142,272	195,907	249,543	303,179	356,815	410,450	464,086
800,000	162,772	224,157	285,543	346,929	408,315	469,700	531,086
900,000	183,272	252,407	321,543	390,679	459,815	528,950	598,086
1,000,000	203,772	280,657	357,543	434,429	511,315	588,200	665,086

Commonwealth Edison Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$19,523	$31,016	$41,648	$51,626	$61,113	$70,232	$79,076
200,000	39,647	63,290	85,181	105,720	125,221	143,923	162,013
300,000	59,770	95,563	128,714	159,815	189,328	217,613	244,949
400,000	79,893	127,836	172,247	213,909	253,435	291,303	327,885
500,000	100,017	160,109	215,780	268,003	317,543	364,994	410,822
600,000	120,140	192,383	259,313	322,097	381,650	438,684	493,758
700,000	140,263	224,656	302,846	376,191	445,757	512,375	576,694
800,000	160,386	256,929	346,379	430,286	509,864	586,065	659,630
900,000	180,510	289,202	389,912	484,380	573,972	659,755	742,567
1,000,000	200,633	321,476	433,445	538,474	638,079	733,446	825,503

Employment Agreements

Employment Agreement With John W. Rowe	Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe has been serving as Chief Executive Officer of Exelon, Chairman of the Board and a member of the Exelon board of directors since the 2002 annual meeting of shareholders.

Under the employment agreement, which continues in effect until Mr. Rowe’s termination, Mr. Rowe’s annual base salary is determined by Exelon’s compensation committee. He is eligible to participate in the annual incentive award program, long-term incentive plan and all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon on the same basis as other senior executives of Exelon. His life insurance coverage will be at least three times his base salary.

In addition, Mr. Rowe is entitled to receive a special supplemental executive retirement plan (“SERP”) benefit upon termination of employment for any reason other than for cause. The special SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe’s SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if:

• he had attained age 60 (or his actual age, if greater),

• he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination, and

• his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

On February 19, 1999, Mr. Rowe was granted a right to receive, on termination of employment, 12,344 shares of Exelon common stock, increased by the number of shares that could have been acquired with dividends on such number of shares after that date and subject to adjustment for events such as recapitalization, merger, or stock splits.

Except as provided in the next paragraph, if Exelon terminates Mr. Rowe’s employment for reasons other than cause, death or disability or if he terminates employment for good reason, he would be entitled to the following benefits:

• for the two-year severance period, continuation of life, disability, accident, health and other welfare benefits for him and his family, plus post-retirement health care coverage for him and his wife,

• all exercisable options remain exercisable until the applicable option expiration date, and

• unvested options continue to become exercisable during the two-year severance period and thereafter remain exercisable until the applicable option expiration date.

The term “good reason” means any material breach of the employment agreement by Exelon, including (i) a failure to provide compensation and benefits required under the employment agreement, (ii) causing Mr. Rowe to report to someone other than the board of directors, (iii) any material adverse change in Mr. Rowe’s status, responsibilities or perquisites, or (iv) any announcement by the board of directors without Mr. Rowe’s consent that Exelon is seeking a replacement for Mr. Rowe.

Mr. Rowe will receive the termination benefits described in “Change in Control Employment Agreements” below rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason and

• the termination occurs within 24 months after a change in control of Exelon or within 18 months after a Significant Acquisition (as each is defined below in “Change in Control Employment Agreements”), or

• the termination occurs prior to the earlier of normal retirement or December 31, 2004, or

• Mr. Rowe resigns before normal retirement because of the failure to be appointed or elected as the sole CEO and Chairman of the Board and as a member of the Exelon board of directors,

except that:

• instead of receiving the target annual incentive for the year in which termination occurs, Mr. Rowe will receive an annual incentive award for the year in which termination occurs, based on the higher of the prior year’s annual incentive payment or the average annual incentives paid over the prior three years,

• in determining the severance payment for Mr. Rowe, the average incentive awards for three years preceding the termination will be used rather than a two year average,

• following the three-year period during which welfare benefits are continued, Mr. Rowe and his wife will be eligible to receive post-retirement health care coverage, and

• change in control benefits are not provided to Mr. Rowe for a termination of employment in the event of a Disaggregation (as defined in the “Change in Control Employment Agreements” section below).

With respect to a termination of employment during the change in control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason: (i) a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority, (ii) the failure of any successor to assume his employment agreement, (iii) a relocation of Exelon’s office of more that 50 miles or (iv) a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

Mr. Rowe is subject to confidentiality restrictions and to non- competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment.

Separation Agreement with Corbin A. McNeill, Jr.	Although Exelon had not entered into an employment agreement with Mr. McNeill, the merger agreement provided that at any time during the transition period when Messrs. McNeill and Rowe were co-chief executive officers, each of them would receive the same salary, bonus and other compensation (including option grants and other incentive awards and all other forms of compensation) and enjoy the same other benefits and the same employment security arrangements as the other. On April 23, 2002, Mr. McNeill retired as an officer and director of Exelon. Under an agreement approved by the board of directors of Exelon, Mr. McNeill received the termination benefits described in “Change in Control Employment Agreements” below upon his retirement, with the following modifications:

• Mr. McNeill’s severance payments were equal to three multiplied by the sum of:

• His annual base salary, plus

• His annual incentive award, equal to the greatest of his annual incentive for 2001, the average of his incentive awards for 1999, 2000 and 2001 and his target incentive award for 2002.

• Mr. McNeill received his full annual incentive award for 2002, calculated in the manner described above.

• Mr. McNeill elected to receive his retirement benefit in a lump sum, which was equal to the retirement benefit he would have been entitled to receive under the Exelon Corporation Retirement Program, calculated as though he had attained age 65 and accrued 37 years of service and had received the severance payments described above in monthly installments during the three-year period following his termination of employment.

• In addition to the continuation of welfare benefits for three years, Mr. McNeill receives for three years estate and financial planning and tax preparation services and additional life insurance coverage equal to three times his base salary, and he has continued use of an automobile at his expense, other than the expense of lease payments, until the end of the lease term.

• Mr. McNeill received a payment of $50,000 in lieu of outplacement services and a payment of $25,000 for reimbursement of legal fees incurred in connection with his separation agreement.

• In addition to Mr. McNeill’s agreement not to compete with Exelon for two years, he also has agreed not to solicit key employees, customers or suppliers of Exelon for two years and, for a period of five years, not to participate in any activity that would result in a change in control of Exelon.

• Mr. McNeill and Exelon each provided to the other a release of claims, and Exelon agreed to continue to provide Mr. McNeill with indemnification and director and officer liability insurance coverage.

The aggregate amount of Mr. McNeill’s termination payments is set forth in the All Other Compensation column of the Summary Compensation Table above.

Change in Control Employment Agreements	Exelon has entered into change in control employment agreements with the named executive officers other than Mr. Rowe, which generally protect such executives’ position and compensation levels for two years after a change in control. The agreements remain in effect until June 1, 2003, subject to an annual extension each June 1 if there has not been a change in control.

During the twenty-four month period following a change in control (or during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a “Significant Acquisition”)) if a named executive officer resigns for good reason or if the executive’s employment is terminated by the company other than for cause or disability, the executive is entitled to the following:

• the executive’s target annual incentive for the year in which termination occurs;

• severance payments equal to three times the sum of (i) the executive’s base salary plus (ii) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination;

• a benefit equal to the amount payable under the SERP determined as if (i) the SERP benefit were fully vested, (ii) the executive had three additional years of age and years of service and (iii) the severance pay constituted covered compensation for purposes of the SERP;

• a cash payment equal to the actuarial equivalent present value of the unvested portion of the executive’s accrued benefits under Exelon’s defined benefit retirement plan;

• all options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (i) the option expiration date, for options granted before January 1, 2002 or (ii) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date;

• life, disability, accident, health and other welfare benefit coverage continues for three years; and

• outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (a) after a tender offer or proxy contest commences, or after

Exelon enters into an agreement consummation of which would cause a change in control, and within one year after such termination a change in control does occur, or (b) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a “Disaggregation”).

A change in control generally occurs (i) when any person acquires 20% of Exelon’s voting securities, (ii) when the incumbent members of the board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the board, (iii) upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon stockholders retain at least 60% of the voting power) or (iv) upon stockholder approval of a plan of complete liquidation or dissolution.

“Good reason,” under the change in control employment agreements generally includes any of the following occurring within 2 years after a change in control or Disaggregation or within 18 months after a Significant Acquisition: (a) a material reduction in salary, compensation or benefits, (b) failure of a successor to assume the agreement, or (c) a material breach of the agreement by the company, or (d) any of the following, but only after a change in control or Disaggregation: (i) a material adverse reduction in the nature or scope of the Executives office, position, duties and responsibilities, (ii) required relocation of more than 50 miles, or (iii) required travel of more than the greater of 24 days per year or at least 20% more than prior to the change in control or other trigger event. The mere occurrence of a Disaggregation is not “good reason.”

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on “excess parachute payments” or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the “safe harbor” amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

Report of the Exelon Audit Committee

The Committee’s Role	Management is responsible for Exelon’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Exelon’s independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s responsibility to conduct auditing or accounting reviews or procedures. The audit committee members are not employees of Exelon and are not accountants or auditors by profession. Accordingly, the audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent accountants included in their report on Exelon’s financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent accountants do not assure that Exelon’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Exelon’s financial statements has been carried out in accordance with generally accepted auditing standards or that Exelon’s independent accountants are in fact “independent.”

Committee Meetings	The audit committee met eleven times in 2002. These meetings included a special meeting in January 2002 with Exelon’s accounting staff and the independent accountants designed to provide the audit committee with an opportunity to learn more about recent Securities and Exchange Commission disclosure pronouncements, about the Enron failure and related disclosure ramifications, and about Exelon’s balance sheet composition and Exelon’s most important accounting policies.

Committee Activities	In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the 2002 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountants. The committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent accountants the accountants’ independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

February 12, 2003

Exelon Audit Committee Carlos H. Cantu, Chair Nicholas DeBenedictis Sue L. Gin John M. Palms

Other information

Transactions with Management and Others	Pamela B. Strobel, is an Executive Vice President of Exelon Corporation, the Vice Chair and Chief Executive Officer of Exelon Energy Delivery Company, and the Chairman of Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO), all of which are subsidiaries of Exelon Corporation. Ms. Strobel’s husband, Russ M. Strobel, was elected President of Nicor Inc. (“Nicor”) in October 2002. Since January 1, 2002, Nicor Gas, a subsidiary of Nicor, and ComEd have been parties to the following transactions, proposed transactions or business dealings: (1) Nicor Gas and ComEd are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are split between Nicor Gas and ComEd, except that if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For the year 2002, Nicor Gas billed ComEd $4,438,695 and ComEd billed Nicor Gas $14,750,374. For year 2003, Nicor Gas estimates that it will bill ComEd approximately $4,404,970 and that ComEd will bill Nicor Gas approximately $31,644,013; (2) Nicor Gas and Exelon Power Team are parties to an agreement made in 2001 under which Nicor Gas will acquire approximately 23 miles of ComEd’s right of way in connection with a pipeline project. ComEd received payments from Nicor Gas under this agreement of $4,500,000 in 2002. (3) Nicor Gas and Exelon Power Team are parties to a three-year agreement entered into in May 2000 pursuant to which Nicor Gas transports gas to an electric generating station in Rockford, Illinois. In 2002, Nicor Gas received approximately $2,953,400 in payments under this agreement, and Nicor Gas estimates that it will receive payments of approximately $2,550,000 from Exelon Power Team in 2003; (4) Nicor Energy, L.L.C. (Nicor Energy), a subsidiary of Nicor Inc., in its capacity as a power marketer, purchases electricity from ComEd for resale to certain Nicor Energy customers. In 2002, the total amount of such purchases by Nicor Energy was approximately $61,675,200, and in 2003 such purchases are expected to approximate $12,500,000.